Exhibit 4.1

Z TRIM HOLDINGS, INC.

Subscription Documentation Package

To subscribe for Units in the private offering of

Z TRIM HOLDINGS, INC.

1.           Date and Fill in the number of Units being subscribed for and Complete and Sign the Signature Page included in the Subscription Agreement.

2.           Initial the Accredited Investor Certification page attached to this letter.

3.	Complete and Return the Investor Profile and, if applicable, Wire Transfer Authorization attached to this letter

4.	Fax all forms to Brian Chaiken (847) 549-6028 and then send all signed original documents with a check to:

Brian Chaiken
Chief Financial Officer
Z Trim Holdings, Inc.
1011 Campus Drive
Mundelein, IL 60060

5.	Please make your subscription payment payable to the order of Z Trim Holdings, Inc.

For wiring funds, send directly to the following account:

Acct. Name:	Z Trim Account
ABA Number:                         071925046
A/C Number:                         1246774
FBO:

Investors will purchase the number of units (the “Units”) set forth on the signature page to the Subscription Agreement at a purchase price of $10,000 per Unit.  Each Unit consists of 2,000 shares of the Series II, 8%, Convertible Preferred Stock, par value $0.01 per share (the “Series II Preferred Stock”).  The original issue price of the Series II Preferred Stock is $5.00 per share. The Series II Preferred Stock is convertible at the rate of $1.00 per share into shares of common stock, $.00005 par value (the “Common Stock”) of Z Trim Holdings, Inc., an Illinois corporation (the “Company” or “Z Trim”) and a five year warrant exercisable for 15,000 shares of the Common Stock at an exercise price of $1.50 per share.  The subscription for the Units will be made in accordance with and subject to the terms and conditions of the Subscription Agreement and the Disclosure Package (as defined in the Subscription Agreement).

All subscription funds will be immediately available to the Company.  If the Company rejects a subscription, either in whole or in part (which decision is in the sole discretion of the Company), the rejected subscription funds or the rejected portion thereof will be returned promptly to such subscriber without interest accrued thereon.

Questions regarding completion of the subscription documents should be directed to Brian Chaiken (847) 549-6002.  ALL SUBSCRIPTION DOCUMENTS MUST BE FILLED IN AND SIGNED EXACTLY AS SET FORTH WITHIN.

SUBSCRIPTION AGREEMENT
FOR Z TRIM HOLDINGS, INC.

Z Trim Holdings, Inc.
1011 Campus Drive
Mundelein, IL 60060

Ladies and Gentlemen:

    1.           Subscription.

(a)            The undersigned (the “Purchaser”), intending to be legally bound, hereby irrevocably agrees to purchase a unit or units (each, a “Unit” and collectively, the “Units”) at a purchase price of $10,000 per Unit, from Z Trim Holdings, Inc., an Illinois corporation (the “Company”).  Each Unit consists of 2,000 shares of the Series II, 8%, convertible preferred stock, par value $0.01 per share (the “Series II Preferred Stock”), convertible at the rate of $1.00 per share into shares of common stock, $.00005 par value (the “Common Stock”) of the Company and a five year warrant exercisable for 15,000 shares of the Common Stock at an exercise price of $1.50 per share (the “Warrants”).  The original issue price of the Series II Preferred Stock is $5.00 per share.  This subscription is submitted to you in accordance with and subject to the terms and conditions described in this Subscription Agreement, the Illinois Business Corporation Act Form 6.10 Statement of Resolution Establishing Series for the Series II Preferred Stock (the “Resolution”), the Registration Rights Agreement and the Warrants, attached hereto as Annex A, B and C, respectively, and incorporated herein by this reference (collectively, and together with this Subscription Agreement, the “Transaction Documents”).  This Agreement, the other Transaction Documents, all documents incorporated by reference herein and all attachments, schedules and exhibits hereto and thereto, including the “Risk Factors” section attached hereto as Annex D (the “Risk Factors Section”, and together with the Transaction Documents, collectively the “Disclosure Package”), relate to the offering by the Company of the Series II Preferred Stock (the “Offering”).

(b)            The terms of the Offering are more completely described in the Disclosure Package and such terms are incorporated herein in their entirety.  Certain capitalized terms used, but not otherwise defined herein, shall have the respective meanings provided in the Disclosure Package.

2.            Payment.  The Purchaser encloses herewith a check payable to, or will immediately make a wire transfer payment to, Z Trim Holdings, Inc., pursuant to the wire instructions provided by the Company, in the full amount of the purchase price of the Units being subscribed for (the “Subscription Amount”).  Together with the check for, or wire transfer of, the full Subscription Amount, the Purchaser is delivering a completed and executed Signature Page to this Subscription Agreement.

3.           Deposit of Funds.  All payments made as provided in Section 2 hereof shall be deposited by the Company as soon as practicable in its corporate bank account.  If the Company rejects a Purchaser’s subscription, either in whole or in part (which decision is in the sole discretion of the Company), the rejected Subscription Amount or the rejected portion thereof will be returned promptly to the Purchaser without interest accrued thereon or deduction therefrom.  The Minimum Subscription Amount for a Purchaser in the Offering is one Unit; provided, however, that the Company may, in its sole discretion, permit fractional Units to be purchased.

4.            Acceptance of Subscription.  The Purchaser understands and agrees that the Company in its sole discretion reserves the right to accept or reject this or any other subscription for the Units, in whole or in part, notwithstanding prior receipt by the Purchaser of notice of acceptance of this or any other subscription.  The Company shall have no obligation hereunder until the Company shall execute and deliver to the Purchaser an executed copy of this Subscription Agreement.  If Purchaser’s subscription is rejected in whole, or the Offering is terminated, all funds received from the Purchaser will be returned without interest, penalty, expense or deduction, and this Subscription Agreement shall thereafter be of no further force or effect.  If Purchaser’s subscription is rejected in part, the funds for the rejected portion of such subscription will be returned without interest, penalty, expense or deduction, and this Subscription Agreement will continue in full force and effect to the extent such subscription was accepted.

5.            Representations and Warranties of the Purchaser.  The Purchaser hereby acknowledges, represents, warrants, and agrees as follows:

(a)           None of the Units, the Series II Preferred Stock, the Warrants or any of the shares of Common Stock issuable upon conversion of the Series II Preferred Stock, in payment of dividends on the Series II Preferred Stock, upon the exercise of the Warrants or offered pursuant to the Disclosure Package are registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  The Purchaser understands and has advised each of its equity owners that the offering and sale of the Units is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of the Purchaser contained in this Subscription Agreement;

(b)           The Purchaser and the Purchaser’s attorney, accountant, purchaser representative and/or tax advisor, if any (collectively, “Advisors”), have received the Disclosure Package and all other documents requested by the Purchaser or its Advisors, if any, have carefully reviewed them and understand the information contained therein, prior to the execution of this Subscription Agreement;

(c)           Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved the Units, the Series II Preferred Stock, the Warrants or any of the Common Stock issuable upon conversion of the Series II Preferred Stock, in payment of dividends on the Series II Preferred Stock, or  upon exercise of the Warrants, or passed upon or endorsed the merits of the Offering or confirmed the accuracy or determined the adequacy of the Disclosure Package.  The Disclosure Package has not been reviewed by any Federal, state or other regulatory authority;

(d)           All documents, records, and books pertaining to the investment in the Units (including, without limitation, the Disclosure Package) have been made available for inspection by the Purchaser and its Advisors, if any;

(e)          The Purchaser has carefully read the Disclosure Package including the Risk Factors Section.  The Purchaser and its Advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the offering of the Units and the business, financial condition, results of operations (including financial information relating to the year ended 2010) and prospects of the Company, and all such questions have been answered by the Company to the full satisfaction of the Purchaser and its Advisors, if any, and the Purchaser and its Advisors have had access to, including through the EDGAR system, and have reviewed true and complete copies of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “10-K”) and all other reports filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the filing of the 10-K and prior to the date hereof including the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, filed with the Commission on May 21, 2010, June 30, 2010, filed with the Commission on August 16, 2010, and September 30, 2010, filed with the Commission on November 15, 2010 (collectively, the “10-Q Reports”), the Current Reports on Form 8-K filed with the Commission on January 3, 2011, February 11, 2011, June 7, 2010, July 16,2010, September 15, 2010, December 6, 2010, December 8, 2010 and December 15, 2010 (collectively, the “8-K Reports”), and the Definitive Proxy Statement filed October 15, 2010 (collectively, the “Exchange Act Filings”).  The Exchange Act filings are incorporated herein by this reference.  The Purchaser acknowledges that, in addition to the confidentiality agreement herein contained, prior to receiving information regarding the financial condition and results of operations of the Company as of the fiscal year ended 2010 it expressly agreed with the Company to maintain that non public material information in confidence;

(f)             In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representation or other information (oral or written) other than as stated in the Disclosure Package or as contained in documents  furnished to the Purchaser or its Advisors, if any, by the Company in writing;

(g)             Neither the Purchaser nor any of its equity owners is aware of, or is in anyway relying on and did not become aware of the offering of the Units through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television, radio, or over the Internet, in connection with the offering and sale of the Units and is not subscribing for Units and did not become aware of the offering of the Units through or as a result of any seminar or meeting to which the Purchaser was invited by, or any solicitation of a subscription by, a person not previously known to the Purchaser in connection with investments in securities generally;

(h)            The Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Subscription Agreement or the transactions contemplated hereby (other than commissions to be paid by the Company as described in the Disclosure Package);

(i)            The Purchaser, either alone or together with its Advisor(s), if any, have such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable them to utilize the information made available to them in connection with the offering of the Units to evaluate the merits and risks of an investment in the Units and the Company and to make an informed investment decision with respect thereto;

(j)            The Purchaser is not relying on the Company or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Units, and the Purchaser has relied on the advice of, or has consulted with, only its own Advisors;

(k)            The Purchaser is acquiring the Units solely for such Purchaser’s own account for investment and not with a view to resale or distribution thereof, in whole or in part.  The Purchaser has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any of the Units, the Series II Preferred Stock, Warrants or Common Stock issuable upon conversion of the Series II Preferred Stock, in payment of the dividends accrued on the Series II Preferred Stock, or upon exercise of the Warrants, and the Purchaser has no plans to enter into any such agreement or arrangement;

(1)            The purchase of the Units represents high risk capital and the Purchaser is able to afford an investment in a speculative venture having the risks and objectives of the Company.  The Purchaser must bear the substantial economic risks of the investment in the Units indefinitely because none of the Units, the Series II Preferred Stock, the Warrants, or the Common Stock issuable upon conversion of the Series II Preferred Stock, in payment of the dividends accrued on the Series II Preferred Stock, or upon exercise of the Warrants may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.  Legends shall be placed on the securities included in the Units to the effect that they have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in the Company’s stock books. Stop transfer instructions will be placed with the transfer agent of the securities constituting the Units.  It is not anticipated that there will be any market for resale of the Units, the Series II Preferred Stock or the Warrants and such securities will not be freely transferable at any time in the foreseeable future except pursuant to an effective Registration Statement as provided under the Registration Rights Agreement.  Unless made the subject of an effective registration statement filed under the Securities Act, the Common Stock issuable upon conversion of the Series II Preferred Stock, the payment of the dividends on the Series II Preferred Stock or upon exercise of the Warrants will not be transferable until at least 6 months after conversion or payment in full upon exercise and then only upon compliance with the conditions of Rule 144 promulgated under the Securities Act;

(m)            The Purchaser has adequate means of providing for such Purchaser’s current financial needs and foreseeable contingencies and has no need for liquidity of the investment in the Units, the Series II Preferred Stock, the Warrants or any of the Common Stock issuable upon conversion of the Series II Preferred Stock, the payment of the dividends on the Series II Preferred Stock, or upon exercise of the Warrants for an indefinite period of time;

(n)            The Purchaser is aware that an investment in the Units involves a number of very significant risks and has carefully read and considered the matters set forth in the Disclosure Package, including the 10-K, the 10-Q Reports, the 8-K Reports and the matters contained in the Risk Factors Section, and acknowledges that such risks may materially adversely affect the Company’s results of operations and future prospects;

(o)            The Purchaser and each of its equity owners is an “accredited investor” as that term is defined in Regulation D under the Securities Act, and the Purchaser has truthfully and accurately completed the Accredited Investor Certification contained herein;

(p)            The Purchaser: (i) if a natural person, represents that the Purchaser has reached the age of 21 and has full power and authority to execute and deliver this Subscription Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof; (ii) if a corporation, partnership, limited liability company or partnership, association, joint stock company, trust, unincorporated organization or other entity, represents that such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Subscription Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the securities constituting the Units, the execution and delivery of this Subscription Agreement has been duly authorized by all necessary action, this Subscription Agreement has been duly executed and delivered on behalf of such entity; or (iii) if executing this Subscription Agreement in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver this Subscription Agreement in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Purchaser is executing this Subscription Agreement, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Subscription Agreement and make an investment in the Company, and represents that this Subscription Agreement constitutes a legal, valid and binding obligation of such entity.  The execution and delivery of this Subscription Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Purchaser is a party or by which it is bound;

(q)             The Purchaser and its advisors, if any, have had the opportunity to obtain any additional information, to the extent the Company had such information in their possession or could acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information contained in the Disclosure Package and all documents received or reviewed in connection with the purchase of the Units and have had the opportunity to have representatives of the Company provide them with such additional information regarding the terms and conditions of this particular investment and the financial condition, results of operations, business and prospects of the Company deemed relevant by the Purchaser or its Advisors, if any, and all such requested information, to the extent the Company had such information in its possession or could acquire it without unreasonable effort or expense, has been provided by the Company in writing to the full satisfaction of the Purchaser and its Advisors, if any;

(r) The Purchaser represents to the Company that any information which the undersigned has heretofore furnished or is furnishing herewith to the Company is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under Federal and state securities laws in connection with the offering of securities as described in the Disclosure Package.  The Purchaser further represents and warrants that it will notify and supply corrective information to the Company immediately upon the occurrence of any change therein occurring prior to the Company’s issuance of the securities contained in the Units;

(s) The Purchaser has significant prior investment experience, including investment in non-listed and non-registered securities.  Each of the equity owners of the Purchaser is knowledgeable about investment considerations in public companies and, in particular, public companies traded on the OTCBB.  The Purchaser has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such a loss should occur.  The Purchaser’s overall commitment to investments which are not readily marketable is not excessive in view of the Purchaser’s net worth and financial circumstances and the purchase of the Units will not cause such commitment to become excessive.  This investment is a suitable one for the Purchaser;

(t) The Purchaser is satisfied that it has received adequate information with respect to all matters which it or its Advisors, if any, consider material to its decision to make this investment;

(u) The Purchaser acknowledges that any estimates or forward-looking statements or projections included in the Disclosure Package were prepared by the Company in good faith, but that the attainment of any such projections, estimates or forward-looking statements cannot be guaranteed by the Company, are subject to a number of risks and should not be relied upon;

(v) No oral or written representations have been made, or oral or written information furnished, to the Purchaser or its Advisors, if any, in connection with the offering of the Units which are in any way inconsistent with the information contained in the Disclosure Package;

(w) Within five days after receipt of a request from the Company, the Purchaser will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which the Company is subject;

(x) The Purchaser’s substantive relationship with the Company predates the Company’s contact with the Purchaser regarding an investment in the Units;

(y) THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS.  THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE DISCLOSURE PACKAGE.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL;

(z) The Purchaser acknowledges that none of the Units, the Series II Preferred Stock, the Warrants or the Common Stock issuable upon the conversion of the Series II Preferred Stock, in payment of the dividends accrued on the Series II Preferred Stock, or upon exercise of the Warrants have been recommended by any Federal or state securities commission or regulatory authority.  In making an investment decision investors must rely on their own examination of the Company and the terms of the Offering, including the merits and risks involved.  Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this Subscription Agreement.  Any representation to the contrary is a criminal offense.  The Units, the Series II Preferred Stock, the Warrants, and the Common Stock issuable by the Company upon conversion of the Series II Preferred Stock, in payment of the dividends accrued on the Series II Preferred Stock, and upon the exercise of the Warrants, are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act, and the applicable state securities laws, pursuant to registration or exemption therefrom.  Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time;

(aa) (For ERISA plans only) The fiduciary of the ERISA plan (the “Plan”) represents that such fiduciary has been informed of and understands the Company’s investment objectives, policies and strategies, and that the decision to invest “plan assets” (as such term is defined in ERISA) in the Company is consistent with the provisions of ERISA that require diversification of plan assets and impose other fiduciary responsibilities.  The Purchaser or Plan fiduciary (a) is responsible for the decision to invest in the Company; (b) is independent of the Company and any of its affiliates; (c) is qualified to make such investment decision; and (d) in making such decision, the Purchaser or Plan fiduciary has not relied on any advice or recommendation of the Company or any of its affiliates; and

(bb) The Purchaser represents that it has complied with applicable anti-terrorism/anti-money laundering measures, and the Purchaser is not in violation of the Executive Order 13224 (the “Order”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act or other anti-terrorist/anti-money laundering measures.  Neither the Purchaser nor any of its equity owners is a Specially Designated National as defined in the Order.

6.          Representations and Warranties of the Company.  The Company hereby acknowledges, represents, warrants, and agrees as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Illinois.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which failure to do so would have a material adverse effect on the assets, business, properties, operations, financial condition or prospects of the Company and has all requisite power to own its respective properties and to carry on its respective businesses as now being conducted and as proposed to be conducted.  The Company has all requisite power to execute, deliver and perform its obligations under the offering documents entered into in connection with the Offering by the Company, which offering documents include, without limitation, the Transaction Documents;

(b) The execution and delivery of the Transaction Documents and the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company and no other proceedings on the part of the Company are necessary.  The person(s) executing the Transaction Documents on behalf of the Company has all right, power and authority to execute and deliver such agreements in the name and on behalf of the Company.  The Transaction Documents have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the subscriber hereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(c) Neither the execution and delivery by the Company of this Subscription Agreement or any of the other Transaction Documents to which it is a party, nor the offering, issuance or sale of the Units, the Series II Preferred Stock, the Warrants and any documents executed in connection therewith, nor the fulfillment of or compliance with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien on any properties or assets of the Company pursuant to the organizational documents of the Company, or any material contract, agreement, mortgage, indenture, lease or instrument to which it is a party or by which it is bound or to which its assets are subject, or any requirement of law to which it or its assets are subject, which conflict, breach, violate, default or could reasonably be expected to have a material adverse effect;

(d) The Company has filed all required reports, proxy statements and other filings required to be filed with or furnished to the Commission during the twelve (12) months prior to the date of this Agreement (the “Exchange Act Filings”).  On their respective dates of filing, the Exchange Act Filings complied as to form in all material respects with the requirements of the Exchange Act applicable to such Exchange Act Filings and the Exchange Act Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and all financial statements contained in the Exchange Act Filings fairly present in all material respects the financial position of the Company on the dates of such statements and the results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods involved and prior periods, except as otherwise indicated in the Exchange Act Filings including the notes to such financial statements;

(e) Trading in the Company’s Common Stock has not have been suspended by the Commission or any trading market and at any time prior to the date of the closing of the transactions contemplated under this Subscription Agreement (the “Closing Date”), trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) has not have been suspended or limited, and minimum prices have not have been established on securities whose trades are reported by Bloomberg.  Except as set forth in the Exchange Act Filings, the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements;

(f) Since December 31, 2009 and through the date of this Agreement except as otherwise reflected in the Exchange Act Filings or the Disclosure Package, (a) the business of the Company and its Subsidiaries has been carried on and conducted in all material respects, in the ordinary course of business consistent with past practice and (b) there has not been any material adverse effect or any fact, circumstance, event, change, occurrence or effect that, individually or in the aggregate, would be reasonably expected to have a material adverse effect, and (c) there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its Subsidiaries’ capital stock, except for any dividend or distribution by a Subsidiary to the Company; (ii) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its Subsidiaries; (iii) any material change by the Company in its accounting principles; or (iv) any material tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material tax liability by the Company or any of its Subsidiaries;

(g) The Company has also previously provided the Purchaser access to the10-Q Reports, the 8-K Reports and the10-K, each as filed with the Commission.  The capitalization table as reflected in the 10-K is true and complete except as modified by the information contained in the subsequently filed 8-K Reports and the10-Q Reports. The audited financial statements contained in the 10-K present fairly, in all material respects, the financial position of the Company as of December 31, 2009;

(h) All consents, approvals or authorizations of or declarations, registrations or filings with any agency, authority, instrumentality, regulatory body, court, administrative tribunal or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any central bank or similar monetary or regulatory authority), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing (“Governmental Authority”) or any other Person, including the holders of the 8% Senior Secured Convertible Notes issued in 2008  and 2009 by the Company, including any creditor or shareholder of the Company, required in connection with the execution or delivery by the Company of the Transaction Documents and the Series II Preferred Stock to which the Company is a party, or the performance by the Company of its obligations hereunder and thereunder, or as a condition to the legality, validity or enforceability of Transaction Documents and the Series II Preferred Stock have been obtained or effected on or prior to the date hereof;

(i) There are no actions, suits, or proceedings pending, or, to the Company’s knowledge, threatened against or affecting the Company, or any of its  properties or rights which, if adversely determined, individually or in the aggregate would have a material adverse effect.  There are no actions, suits or proceedings pending, or, to the Company’s knowledge, threatened in writing against the Company which seek to enjoin, or otherwise prevent the consummation of, the transactions contemplated herein or to recover any damages or obtain any relief as a result of any of the transactions contemplated herein in any court or before any arbitrator of any kind or before or by any Governmental Authority;

(j) All material agreements to which the Company or any of its Subsidiary are a party or to which the property or assets of the Company or any of its Subsidiaries are subject are included as part of or specifically identified in the Exchange Act Filings;

(k) Except as may have been waived, the Company is not in default under or with respect to any provision of any of its securities, organizational documents, or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which it is a party or by which it or any of its property is bound which, individually or together with all such defaults, could reasonably be expected to have a material adverse effect;

(l) The Company possesses all material franchises, certificates, licenses, permits, registrations, and other authorizations from Governmental Authorities, that are necessary for the ownership, maintenance and operation of their respective properties and assets, and for the conduct of its businesses as now conducted, and the Company is not in violation of any thereof in any material respect;

(m) The Company is not now and has not been, at any time, during the past 10 years, a shell company, as defined by Rule 405 of the Securities Act of 1933; and

(n) Neither this Agreement nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Company in connection herewith, including but not limited to the Disclosure Package, contained, as of its respective date, or now contains, any untrue statement of a material fact or as of any such date omitted, or now omits, to state a material fact necessary in order to make the statements contained herein and therein not misleading.

7.          Covenants.
     (a) The Company shall file with the Commission a Current Report on Form 8-K (including, as exhibits to such 8-K, the Transaction Documents) disclosing the sale of unregistered securities to the Purchaser, the entry into the Transaction Documents and a press release announcing the sale of the Units to the Purchaser as soon as possible after the closing of the transaction herein contemplated but in any event within four business days of such closing.  .

        (b) During 2009 and pursuant a Private Offering Memorandum dated as of March 25, 2009, as subsequently  amended and supplemented, the Company offered units (the “Private Offering”) consisting of its 8% Convertible Notes (the Notes”) and warrants (the “Note Warrants”).  Pursuant to the Private Offering the Company sold a total of 591.3 Units including Note Warrants exercisable for a total of 8,314,000 shares of the Common Stock (the “Note Warrant Shares”).  Pursuant to the Private Offering, on October 15, 2009 and January 15, 2010, the Purchaser acquired and currently holds and owns a total of 381.25 Units including Note Warrants exercisable for 5,718,750 Note Warrant Shares.  In partial consideration for the sale of the Series II Preferred Stock to the Purchaser, and as the holder of Note Warrants representing not less than a majority of the Note Warrant Shares, the Purchaser agrees to deliver a notice to the Company (the “Notice”), as of the closing hereunder, to the effect that the Purchaser agrees that no adjustment to the Exercise Price (as defined in the Note Warrants) of the Note Warrants shall be made as a result of the issuance or deemed issuance of the Series II Preferred Stock, any dividends on the Series II Preferred Stock and the shares of Common Stock issuable upon conversion of the Series II Preferred Stock (the “Conversion Shares”), as contemplated herein and in the Resolution.

(c) The Purchaser is also currently the holder and owner of warrants (the “Series I Warrants”) issued by the Company in connection with the Purchaser’s purchase on various dates between June and December 2010 of the Company’s Series I 8% Convertible Preferred Stock, par value $0.01 per share (the “Series I Preferred Stock”).  The Series I Warrants currently owned and held by the Purchaser are exercisable for a total of 7,266,437 shares of the Common Stock.  In partial consideration for the sale of the Series II Preferred Stock to the Purchaser and included as part of the Notice, the Purchaser also agrees, with regard to the Series I Warrants owned and held by the Purchaser, and pursuant to Section 10(e) of the Series I Warrants, to waive any adjustment to the Exercise Price (as defined in the Series I Warrants) of the Series I Warrants, as a result of the issuance or deemed issuance of the Series II Preferred Stock, any dividends thereon, and the Conversion Shares as contemplated herein and in the Resolution (the “Waiver”).

(d) The Company agrees that it will use its reasonable best efforts to obtain from the holders of the issued and outstanding Series I Warrants not owned by the Purchaser, as soon as possible after the Closing Date, a waiver, pursuant to Section 10(e) of the Series I Warrants, of any adjustment to the Exercise Price (as defined in the Series I Warrants) of the Series I Warrants, as a result of the issuance or deemed issuance of the Series II Preferred Stock, any dividends thereon, and the Conversion Shares as contemplated herein and in the Resolution (the “Additional Waivers”) who have not provided an Additional Waiver on or prior to the Closing Date; provided that the Company represents and warrants that, as of the Closing Date, the Company has received an Additional Waiver from the holders the Series I Warrants representing at least eighty-five percent (85%) of the shares of Common Stock acquirable upon exercise of the Series I Warrants.

(e) Pursuant to the terms of the Resolution, the Purchaser, as the Initial Holder (as therein defined) of the Series II Preferred Stock has been granted the right to elect a director to the Board of Directors of the Company.  The Company agrees to cause the Bylaws of the Company (the “Bylaws”) to be amended to provide for a Board of Directors consisting of 6 directors rather than 5 upon written notice from the Initial Holder that it has elected to exercise this right (the “Board Notice”).  Upon receipt of the Board Notice, the Company will cause such amendment of the Bylaws in the manner described herein, through a special meeting of the Board of Directors, to be held no later than 10 business days after receipt of the Board Notice.  Notice of the action taken at such meeting will immediately be given to the Purchaser.  Immediately following such amendment, such designated director of the Initial Holder (the “Designee”) shall join the Board of Directors, provided that such Designee will not be deemed qualified to be elected unless such Designee executes and delivers to the Company and the Initial Holder a written resignation from the Board (the “Resignation”) to be effective immediately upon removal by the Initial Holder or termination of the Election Period (as defined in the Resolution) each as contemplated in the Resolution.  The Designee shall be deemed a duly elected member of the Board upon later of the amendment of the Bylaws or the receipt by the Company of the Resignation.

8.          Indemnification.  Each of the parties hereto agrees to indemnify and hold harmless the other party their respective officers, directors, employees, agents, control persons and affiliates from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of any actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or breach by such party of any covenant or agreement made by such party herein or in any other document delivered in connection with the Transaction Documents.

9.           Irrevocability; Binding Effect.  The Purchaser hereby acknowledges and agrees that the subscription hereunder is irrevocable by the Purchaser, except as required by applicable law, and that this Subscription Agreement shall survive the death or disability of the Purchaser and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.  If the Purchaser is more than one person, the obligations of the Purchaser hereunder shall be joint and several and the agreements, representations, warranties, and acknowledgments herein shall be deemed to be made by and be binding upon each such person and such person’s heirs, executors, administrators, successors, legal representatives and permitted assigns.

10.           Modification.  This Subscription Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

11.           Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given (a) if to the Company, at the address set forth above or (b) if to the Purchaser, at the address set forth on the signature page hereof (or, in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11).  Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

12.          Assignability.  This Subscription Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Purchaser, except in the case of a transfer to a controlled affiliate of the Purchaser, and the transfer or assignment of the Units, the Preferred Stock, the Warrants, the Registration Rights and the shares of Common Stock issuable by the Company upon the conversion of or payment of dividends on the Preferred Stock, or upon exercise of the Warrants shall be made only in accordance with all applicable laws.

13.          Applicable Law.  This Subscription Agreement shall be governed by and construed under the laws of the State of Illinois as applied to agreements among Illinois residents entered into and to be performed entirely within Illinois.  Each of the parties hereto (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the 19th Judicial Circuit Court of Lake County, Illinois, or in the United States District Court for the Northern District of Illinois, (2) waive any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consent to the jurisdiction of the 19th Judicial Circuit Court of Lake County, Illinois, and the United States District Court for the Northern District of Illinois in any such suit, action or proceeding.  Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the 19th Judicial Circuit Court of Lake County, Illinois, or in the United States District Court for the Northern District of Illinois and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it, in any such suit, action or proceeding.  THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SUBSCRIPTION AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

14.          Blue Sky Qualification.  The purchase of Units under this Subscription Agreement is expressly conditioned upon the exemption from qualification of the offer and sale of the Units from applicable Federal and state securities laws.  The Company shall not be required to qualify this transaction under the securities laws of any jurisdiction and, should qualification be necessary, the Company shall be released from any and all obligations to maintain its offer, and may rescind any sale contracted, in the jurisdiction.

15.          Use of Pronouns.  All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

16.          Confidentiality.  The Purchaser acknowledges and agrees that any information or data the Purchaser has acquired from or about the Company, not otherwise properly in the public domain, was received in confidence (the “Information”).  The Purchaser agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Subscription Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company, including any scientific, technical, trade or business secrets of the Company and any scientific, technical, trade or business materials that are treated by the Company as confidential or proprietary, including, but not limited to, ideas, discoveries, inventions, developments and improvements belonging to the Company and confidential information obtained by or given to the Company about or belonging to third parties.  The Purchaser represents that each of its equity owners have signed similar confidentiality agreements covering the Information.

         17.          Miscellaneous.

(a)            This Subscription Agreement, together with the other Transaction Documents, the Disclosure Package, the Notice, Waiver and Additional Waivers constitute the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings, if any, relating to the subject matter hereof.  The terms and provisions of this Subscription Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

(b)           Each of the Purchaser’s and the Company’s representations and warranties made in this Subscription Agreement shall survive the execution and delivery hereof and delivery of the Preferred Stock, the Warrants, the Registration Rights Agreement, and the Common Stock issuable upon conversion of the Preferred Stock or in payment of the dividends accrued thereon, or issuable upon the exercise of the Warrants.

(c)           Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Subscription Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

(d)           This Subscription Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(e)           Each provision of this Subscription Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Subscription Agreement.

(f)           Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Subscription Agreement as set forth in the text.

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ANTI-MONEY LAUNDERING REQUIREMENTS

The USA PATRIOT Act	What is money laundering?	How big is the problem and why is it important?

The USA PATRIOT Act is designed to detect, deter, and punish terrorists in the United States and abroad.  The Act imposes new anti-money laundering requirements on brokerage firms and financial institutions.  Since April 24, 2002 all brokerage firms have been required to have new, comprehensive anti-money laundering programs.

To help you understand theses efforts, we want to provide you with some information about money laundering and our steps to implement the USA PATRIOT Act.

Money laundering is the process of disguising illegally obtained money so that the funds appear to come from legitimate sources or activities.  Money laundering occurs in connection with a wide variety of crimes, including illegal arms sales, drug trafficking, robbery, fraud, racketeering, and terrorism.

The use of the U.S. financial system by criminals to facilitate terrorism or other crimes could well taint our financial markets.  According to the U.S. State Department, one recent estimate puts the amount of worldwide money laundering activity at $1 trillion a year.

Under new rules required by the USA PATRIOT Act, our anti-money laundering program must designate a special compliance officer, set up employee training, conduct independent audits, and establish policies and procedures to detect and report suspicious transaction and ensure compliance with the new laws.

As part of our required program, we may ask you to provide various identification documents or other information.  Until you provide the information or documents we need, we may not be able to effect any transactions for you.

Z TRIM HOLDINGS, INC.
SIGNATURE PAGE TO
SUBSCRIPTION AGREEMENT,

Purchaser hereby elects to purchase a total of ______ Units at a price of $________ per Unit (NOTE: to be completed by the Purchaser).

Date (NOTE: To be completed by the Purchaser): __________________, 2011

          If the Purchaser is an INDIVIDUAL, and if purchased as JOINT TENANTS, as TENANTS IN COMMON, or as COMMUNITY PROPERTY:

____________________________                                                                ______________________________
Print Name(s)                                                                             Social Security Number(s)

___________________________                                                          ______________________________
Signature(s) of Purchaser(s)                                                                    Signature

____________________________                                                                ______________________________
Date                                                                              Address
             If the Purchaser is a PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY or TRUST:

Name           BrightlineVentures I, LLC
By:                  BrightLine GP,LLC                                                          ______________________________
       Its Managing Member                                                     Name
         ______________________________
           Federal Taxpayer Identification Number

By:_________________________                                                                ______________________________
Name:                                                                   State of Organization
Title:

___________________________                                                          ______________________________
Date                                                                         Address

Z TRIM HOLDINGS, INC.

By:           __________________________
Authorized Officer

Z TRIM HOLDINGS, INC.
ACCREDITED INVESTOR CERTIFICATION

For Individual Investors Only
(all Individual Investors must INITIAL where appropriate):

Initial _______
I certify that I have a net worth (including home, furnishings and automobiles) in excess of $1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse.

Initial _______
I certify that I have had an annual gross income for the past two calendar years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

Initial _______	I certify that I am a director or executive officer of Z Trim Holdings, Inc. (the “Company”).

For Non-Individual Investors
(all Non-Individual Investors must INITIAL where appropriate):

Initial _______	The undersigned certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet one of the criteria for Individual Investors, above.
Initial _______
The undersigned certifies that it is a partnership, corporation, limited liability company or business trust that has total assets in excess $5 million and was not formed for the purpose of investing in the Company.

Initial _______
The undersigned certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment adviser.

Initial _______	The undersigned certifies that it is an employee benefit plan whose total assets exceed $5,000,000 as of the date of the Subscription Agreement.
Initial _______	The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet either of the criteria for Individual Investors, above.
Initial _______	The undersigned certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.
Initial _______	The undersigned certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.
Initial _______
The undersigned certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5,000,000 and not formed for the specific purpose of investing in the Company.

Initial _______
The undersigned certifies that it is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of investing in the Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

Initial _______
The undersigned certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5,000,000.

Initial _______	The undersigned certifies that it is an insurance company as defined in §2(13) of the Securities Act of 1933, as amended, or a registered investment company.

Z TRIM HOLDINGS, INC.

Investor Profile

(Must be completed by Investor)

Section A - Personal Investor Information

Investor Name(s): _____________________________________________________________________________________

Individual executing Profile or Trustee: ____________________________________________________________________________

Social Security Numbers / Federal I.D. Number: __________________________________________________________________

Date of Birth:                                _________________                                                Marital Status:                                _________________

Joint Party Date of Birth:            _________________                Investment Experience (Years):     _______

Annual Income:                                _________________                                              Liquid Net Worth:                             ____________
Net Worth: ________________
Home Street Address: _____________________________________________________________________________________

Home City, State & Zip Code: _____________________________________________________________________________________

Home Phone: ________________________ Home Fax: ________________________

Home Email: _______________________________

Employer: _____________________________________________________________________________________

Employer Street Address: _____________________________________________________________________________________

Employer City, State & Zip Code: _____________________________________________________________________________________

Bus. Phone: __________________________ Bus. Fax: __________________________

Bus. Email: ________________________________

Type of Business: _____________________________________________________________________________________

ANNEX A
Illinois Business Corporation Act Form 6.10 Statement of Resolution Establishing Series for the Series II Preferred Stock
(attached as Exhibit 3.1(a))

ANNEX B
Registration  Rights Agreement
(attached as Exhibit 4.3)
ANNEX C
Warrants
(attached as Exhibit 4.2)

ANNEX D
Risk Factors

ANNEX D

RISK FACTORS
An investment in the Units offered is speculative and involves a high degree of risk.  You should carefully consider the following risks, As well as those set forth in the Exchange Act Reports, , before you decide to buy the Units.  These risks and uncertainties should be considered in evaluating forward-looking statements and you should not place undue reliance on these forward-looking statements, which apply only as of the date of this Subscription Agreement. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.  The risks and uncertainties described below are not the only ones facing the Company.  Additional risks and uncertainties may also adversely impair the Company’s business operations.  If any of the following risks actually occur, the Company’s business, financial condition or results of operations would likely suffer significantly.  In such case, the value of the Company’s Units could decline, and you may lose all or part of the money you paid to buy the Company’s Units.

BUSINESS RISKS

THE COMPANY HAS A HISTORY OF OPERATING LOSSES AND CANNOT GUARANTEE PROFITABLE OPERATIONS IN THE FUTURE. ANY FAILURE ON OUR PART TO ACHIEVE PROFITABILITY MAY CAUSE US TO REDUCE OR EVENTUALLY CEASE OPERATIONS.

The Company incurred a net loss of $12,209,580 for the twelve months ending December 31, 2009, and had an accumulated deficit of $86,002,406.  The Company reported a net loss of $7,416,927 for the twelve months ending December 31, 2008. At December 31, 2008, the Company reported an accumulated deficit of $71,662,875.  As of September 30, 2010 the Company reported a net loss of $6,025,132 and accumulated deficit of $92,027,538.

If the Company continues to incur significant losses, our cash reserves may be depleted earlier than currently anticipated, and the Company may be required to cease operations or limit our future growth objectives to levels corresponding with our then available cash reserves.

THE 2009 NOTES IN THE PRINCIPAL AMOUNT OF $3,597,000 WILL COME DUE IN 2011
As of September 30, 2010, we had a cash balance of $40,321. Over the last several years, we have been funding our operations through the sale of both equity and debt securities. In 2008, we sold $4,457,000 in convertible notes.  These notes are convertible into our Common Stock at $1.00, per share and bear interest at 8% per year (See Note 8 to our Financial Statements set forth in the Annual Report on Form 10-K delivered herewith).  The 2008 Notes came due in 2010. The first tranche in the amount of $1,400,000 was due in June and $2,370,000in September 2010. Of the amount outstanding 2008 Notes in the Principal amount of $4,557,000 were converted into 4,358,893 shares of our common stock including shares issued for accrued and unpaid interest.  In 2009 , we sold $3,747,000 in convertible notes. These notes are convertible into our Common Stock at $1.00 per share and bear interest at 8% per year. The 2009 Notes come due in  2011.
 In addition , the terms of the issued and outstanding Series I Preferred Stock and the Series II Preferred Stock each require a deferral of the payment of dividends and mandatory redemption until the 2008 Notes and the 2009 Notes are paid in full. Any extension of the maturity dates  on the Notes would not constitute a default under the terms of the Series I Preferred Stock

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN.

As of the date of our most recent audit, which included the fiscal year ended December 31, 2009, we had not generated sufficient revenues to meet our cash flow needs.  As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.  Although we have generated revenue, we are still operating at a net loss, and may continue to incur losses for a period of time.  We cannot assure you that we will be able to obtain sufficient funds from our operating or financing activities to support our continued operations.  If we cannot continue as a going concern, we may need to substantially revise our business plan or cease operations, which may reduce or negate the value of your investment.

WE HAVE IDENTIFIED MATERIAL WEAKNESSES IN OUR INTERNAL CONTROL OVER FINANCIAL REPORTING, WHICH COULD IMPACT NEGATIVELY OUR ABILITY TO REPORT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION ACCURATELY AND IN A TIMELY MANNER.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports.  If we cannot provide reliable reports our reputation and operating results may be harmed.  As required by Section 404 of the Sarbanes-Oxley Act of 2002, management has conducted an evaluation of the effectiveness of our internal control over financial reporting at December 31, 2009. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis We identified two material weaknesses in our internal control over financial reporting and concluded that, as of December 31, 2009, we did not maintain effective control over financial reporting based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. For a detailed description of these material weaknesses, see Item 9A, “Controls and Procedures,” in our Annual Report on Form 10 K for the fiscal year ended December 31,2009 delivered herewith.  Each of our material weaknesses results in more than a remote likelihood that a material misstatement of the annual or interim financial statements that we prepare will not be prevented or detected. As a result, we must perform additional work to obtain reasonable assurance regarding the reliability of our financial statements.

In connection with our Quarterly Report for the quarter ended September 30, 2010,we carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined) in Exchange Act Rules 13a – 15(c) and 15d – 15(e)).  Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were not effective to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

  We have identified the following material weaknesses:

1.
As of September 30, 2010, we did not maintain effective controls over the control environment.  Specifically, we have not developed and effectively communicated to our employees our accounting policies and procedures.  This has resulted in inconsistent practices.   Since these entity level programs have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness.

2.
As of September 30, 2010, we did not maintain effective controls over financial statement disclosure. Specifically, controls were not designed and in place to ensure that all disclosures required were originally addressed in our financial statements.   Accordingly, management has determined that this control deficiency constitutes a material weakness.

This control deficiency could result in a misstatement in the aforementioned

If we are unsuccessful in implementing or following our remediation plan, or fail to update our internal control over financial reporting as our business evolves or to integrate acquired businesses into our controls system, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or to maintain effective disclosure controls and procedures. If we are unable to report financial information in a timely and accurate manner or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our common stock

CURRENT ECONOMIC CONDITIONS MAY ADVERSELY IMPACT DEMAND FOR OUR PRODUCTS, REDUCE ACCESS TO CREDIT AND CAUSE OUR CUSTOMERS AND OTHERS WITH WHICH WE DO BUSINESS TO SUFFER FINANCIAL HARDSHIP, ALL OF WHICH COULD ADVERSELY IMPACT OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS.

Economic conditions are weak in the US and may remain challenging for the foreseeable future. General business and economic conditions that could affect us include short-term and long-term interest rates, unemployment, inflation, fluctuations in debt markets and the strength of the US economy and the local economies in which we operate. .

There could be a number of other effects from these economic developments on our business, including reduced consumer demand for products; insolvency of our customers, resulting in increased provisions for credit losses; decreased customer demand, including order delays or cancellations and counterparty failures negatively impacting our operations.

In addition, the currently weak worldwide economic conditions and market instability make it increasingly difficult for us, our customers and our suppliers to accurately forecast future product demand trends, which could cause us to produce excess products that can increase our inventory carrying costs. Alternatively, this forecasting difficulty could cause a shortage of products that could result in an inability to satisfy demand for our products.

OUR SUCCESS IS DEPENDENT ON MARKET ACCEPTANCE OF OUR PRODUCT.

The Company has not conducted, nor have others made available to us, results of market research indicating how much market demand exists for Z Trim ingredients. The Company is relying on feedback from current and prospective customers with respect to the many different functions provided by the Z Trim ingredients. We cannot assure you that we will be able to gain the market acceptance necessary to achieve profitability.

WE MAKE NO PROJECTIONS REGARDING THE VIABILITY OF OUR FUNCTIONAL FOOD INGREDIENT AND WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE THE RESULTS DESCRIBED.

We make no projection with respect to our future income, assets or business. No expert has reviewed our business plan for accuracy or reasonableness. It is likely that our actual business and results of operations will differ from those presented herein. The underlying USDA patent, to which we have an exclusive license, expires in 2015.

WE HAVE A SIGNIFICANT PORTION OF OUR CURRENT REVENUES AND ORDER BOOKINGS WITH A SMALL NUMBER OF CUSTOMERS.

Revenues recognized over the past year and order bookings received to date are concentrated with a small number of customers.  The loss of one or more of our customers or material changes to the contracts with or payment terms of these customers may result in a significant business interruption through reduced revenues, reduced cash flows, delays in revenues or cash flows and such delays or reductions could have a material impact on the future revenue growth and profitability of the Company.

ECONOMIC CONDITIONS MAY ADVERSELY IMPACT DEMAND FOR OUR PRODUCTS, REDUCE ACCESS TO CREDIT AND CAUSE OUR CUSTOMERS AND OTHERS WITH WHICH WE DO BUSINESS TO SUFFER FINANCIAL HARDSHIP, ALL OF WHICH COULD ADVERSELY IMPACT OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS.

Economic conditions have recently deteriorated significantly in the United States, and may remain challenging for the foreseeable future. General business and economic conditions that could affect us include short-term and long-term interest rates, unemployment, inflation, fluctuations in debt markets and the strength of the US economy and the local economies in which we operate.  There could be a number of other effects from these economic developments on our business, including reduced demand for products; insolvency of our customers, resulting in increased provisions for credit losses; decreased customer demand, including order delays or cancellations and counterparty failures negatively impacting our operations.

WE MAY NEED ADDITIONAL FUNDING AND SUCH FUNDING MAY NOT BE AVAILABLE. IF SUCH FUNDING IS AVAILABLE, IT MAY NOT BE OFFERED ON SATISFACTORY TERMS.
We may require additional financing to fund ongoing operations, as our current sales and revenue growth are insufficient to meet our operating costs and perhaps our maturing obligations. Our inability to obtain necessary capital or financing to fund these needs will adversely affect our ability to fund operations and continue as a going concern. Our inability to obtain necessary capital or financing to fund these needs could adversely affect our business, results of operations and financial condition. Additional financing may not be available when needed or may not be available on terms acceptable to us. If adequate funds are not available, in addition to being required to delay, scale back or eliminate one or more of our business strategies, which may affect our overall business results of operations and financial condition our ability to continue as a going concern may be affected.

THE NUMBER OF SHARES OF OUR COMMON STOCK ISSUABLE UPON THE CONVERSION OR EXERCISE OF OUTSTANDING NOTES, PREFERRED STOCK, WARRANTS AND OPTIONS IS SUBSTANTIAL. IN ADDITION, A HOLDER OF A WARRANT HAS CLAIMED A SUBSTANTIAL ADJUSTMENT TO THE CONVERSION PRICE AND NUMBER OF SHARES ISSUABLE UPON EXERCISE OF ITS WARRANT.
The aggregate number of shares issuable pursuant to currently outstanding convertible notes issued in 2008 and 2009 is 6,858,782, including interest accrued on the 2008 Notes.  At maturity, interest on the 2009 Notes would be convertible into an additional 868,614 shares. The aggregate number of shares issuable upon conversion of the Series I Preferred Stock, including shares to be issued as dividends to the Redemption Date is 5,619,378. The aggregate number of shares issuable pursuant to outstanding warrants, including those issued in 2008 , 2009, 2010 and to date in 2011, is 18,709,860.. We have outstanding options for 5,303,535 shares of our Common Stock.
On January 6, 2010 the Company was advised that J.P. Turner, the placement agent and former collateral agent for the 2008 Note offering, intended to take the position that as a result of the issuance, by the Company on or about February 9, 2009, of warrants providing for the purchase of the Common Stock of the Company, at an exercise price per share of $0.01 per share (the “Penny Warrants”), the exercise price of the of the warrants issued to J.P. Turner, as partial consideration for its services as placement agent (the “Turner Warrant”), should be adjusted from $1.00 per share to $.01 per share and that the number shares of Common Stock  issuable under the warrant  should be adjusted to 38 million rather than 685,661 shares.  The Penny Warrants were issued to the 2008 Noteholders in consideration for obtaining the Noteholders’ consent to an amendment to the 2008 Notes.  The amendment removed a prohibition against any reverse stock split of the Company’s Common Stock (the “Amendment”).  The Company issued Penny Warrants exercisable for an aggregate of 936,860, shares of its Common Stock.  The Company believes that there is no basis for the position being taken by J.P. Turner and that the Turner Warrant expressly provides that there is to be no adjustment under the circumstances of the transaction pursuant to which the Penny Warrants were issued.  Section 6(h) of the Turner Warrant provides in relevant part as follows:
 “(h).  No Adjustment of Exercise Price in Certain Cases.  No adjustment of the Exercise Price shall be made...
 (iii) Upon the issuance of any shares of capital stock or the grant of warrants or options (or the exercise thereof) as consideration for mergers, acquisitions, strategic alliances and other commercial transactions, other than in connection with a financing transaction.”  Emphasis Added.
No financing was involved or sought by the Company in connection with the Amendment.  The Penny Warrants were issued in consideration for the consents to the Amendment.  Although the Company believes that there is no validity to the position being asserted by J.P. Turner there can, of course, be no assurance that the placement agent will not, nonetheless, initiate legal proceedings to pursue and attempt to realize on its claim or any assurance on the ultimate outcome of any such proceeding.

THE AGREEMENT GOVERNING THE COMPANY’S OUTSTANDING CONVERTIBLE NOTES AND PREFERRED STOCK CONTAIN VARIOUS COVENANTS THAT LIMIT ITS ABILITY TO TAKE CERTAIN ACTIONS AND THE COMPANY’S FAILURE TO COMPLY WITH ANY OF THE  COVENANTS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY’S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The agreements governing the company’s outstanding convertible notes and the Series I Preferred Stock contain a number of significant covenants that, among other things, limit its ability to incur additional debt or liens or pay dividends, redeem any of its outstanding capital stock.. The terms of the Series I Preferred Stock and the Series II Preferred Stock require a deferral of the payment of any dividends,  redemption and other payments otherwise due  thereunder,  until the Notes are paid in full without the prior approval of the noteholders.  Such deferral would not constitute a default under the Series I Preferred Stock.

OUR MANUFACTURING FACILITY IS CURRENTLY OPERATING AT A LOSS.

We are presently operating at a negative gross margin in that the cost of production exceeds the sales price of the product.  The changes that are being made to the manufacturing process to allow us to produce at a positive gross margin have yet to be completed and may not be successful.  The current manufacturing facility is merely a pilot plant.  In order to fully implement our business plans we will need to move the operations to a larger facility, develop strategic partnerships or find other means to produce greater volumes of finished product.

WE RELY UPON A LIMITED NUMBER OF PRODUCT OFFERINGS.

The majority of the products that we have sold to date  have been based on corn and oat. Although we will market our products, as an active food ingredient for inclusion in other companies’ products, and in other ways, a decline in the market demand for our products, could have a significant adverse impact on us.

THE AVAILABILITY AND COST OF AGRICULTURAL PRODUCTS THAT WE USE IN OUR BUSINESS ARE SUBJECT TO WEATHER AND OTHER FACTORS BEYOND OUR CONTROL.

All of our current products depend on our proprietary technology using agricultural products, mainly corn and oat. Historically, the costs of corn and oat are subject to substantial fluctuations depending upon a number of factors which affect commodity prices in general and over which the Company has no control, including crop conditions, weather, government programs and purchases by foreign governments. Commodity price changes may result in unexpected increases in raw material, packaging, and energy costs. If we are unable to increase productivity to offset these increased costs or increase our prices, we may experience reduced margins and profitability. We currently do not hedge against changes in commodity prices.

THE COMPANY IS SUBSTANTIALLY DEPENDENT ON ITS MANUFACTURING FACILITIES; ANY OPERATIONAL DISRUPTION COULD RESULT IN A REDUCTION OF THE COMPANY’S SALES VOLUMES AND COULD CAUSE IT TO INCUR SUBSTANTIAL LOSSES.

The Company’s revenues are and will continue to be derived from the sale of functional food ingredients made from dietary fiber that the Company’s manufactures at its facility. The Company’s operations may be subject to significant interruption if its facility experiences a major accident or is damaged by severe weather or other natural disasters. In addition, the Company’s operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in the industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. The Company’s insurance may not be adequate to fully cover the potential operational hazards described above or that it will be able to renew this insurance on commercially reasonable terms or at all.

 WE FACE COMPETITION.

Competition is intense in our targeted industries, including nutraceuticals, functional food ingredients, oils, gums and a large number of businesses engaged in the various fat replacement industries. Many of our competitors have established reputations for successfully developing and marketing their products, including products that are widely recognized as providing similar calorie reduction. In addition, many of our competitors have greater financial, managerial, and technical resources than we have.   If we are not successful in competing in these markets, we may not be able to attain our business objectives.

OUR INABILITY TO SECURE AND PROTECT OUR INTELLECTUAL PROPERTY MAY RESULT IN COSTLY AND TIME-CONSUMING LITIGATION AND COULD IMPEDE US FROM EVER ATTAINING MARKET SUCCESS.

We hold several patents as well as copyrights and trademarks with respect to our products and expect to continue to file applications in the future as a means of protecting our intellectual property. In addition, we seek to protect our proprietary information and know-how through the use of trade secrets, confidentiality agreements and other similar security measures. With respect to patents, there can be no assurance that any applications for patent protection will be granted, or, if granted, will offer meaningful protection.  The technology employed by Z Trim in its products is licensed to the Company by the United States Department of Agriculture. The USDA patent expires 2015. The company has been granted two additional in its name, Patent Nos. 7,763,301 and 7,625,591.  There can be no assurance that new patents will provide effective protection.

Additionally, there can be no assurance that competitors will not develop, patent or gain access to similar know-how and technology, or reverse engineer our products, or that any confidentiality agreements upon which we rely to protect our trade secrets and other proprietary information will be adequate to protect our proprietary technology. The occurrence of any such events could have a material adverse effect on our results of operations and financial condition.

CONFIDENTIALITY AGREEMENTS WITH EMPLOYEES AND OTHERS MAY NOT ADEQUATELY PREVENT DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION AND MAY NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY.

We rely on trade secrets to protect some of our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. In order to protect our proprietary technology and processes, we also rely in part on confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

 IF OUR FOOD PRODUCTS BECOME ADULTERATED, MISBRANDED, OR MISLABELED, WE MIGHT NEED TO RECALL THOSE ITEMS AND MAY EXPERIENCE PRODUCT LIABILITY CLAIMS IF CONSUMERS ARE INJURED.

We may need to recall some of our products if they become adulterated, misbranded, or mislabeled. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant product liability judgment against us. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of consumer confidence in our food products, which could have a material adverse effect on our business results and the value of our brands.

OUR COMPETITORS MAY DESIGN PRODUCTS AROUND OUR INTELLECTUAL PROPERTY PROTECTION.

We hold an intellectual property portfolio, including patent, trademark, copyright and trade secret protection.  Our competitors, however, may design around our patent claims, rendering our patent protection ineffective against such competitors.  Similarly, our competitors may independently develop technology similar to our trade secrets and technical know-how.  Such occurrences could increase competitive pressure on our marketing and sales efforts.

OUR INTELLECTUAL PROPERTY RIGHTS ARE VALUABLE, AND ANY INABILITY TO PROTECT THEM COULD REDUCE THE VALUE OF OUR PRODUCTS, SERVICES AND BRAND.

Our patents, trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us. Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed.  Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective.  Any significant impairment of our intellectual property rights could harm our business or our ability to compete.  Also, protecting our intellectual property rights is costly and time consuming.  Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Although we seek to obtain patent protection for our innovations, it is possible we may not be able to protect some of these innovations.  In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important.  Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

WE MAY NOT BE SUCCESSFUL IN AVOIDING CLAIMS THAT WE INFRINGE OTHERS’ PROPRIETARY RIGHTS AND COULD BE REQUIRED TO PAY JUDGMENTS OR LICENSING FEES.

Any infringement claim, whether meritorious or not, could be time consuming and result in costly litigation, and could require us to discontinue any of our practices that are found to be in violation of another party’s rights.  Any failure to maintain rights to our intellectual property used in our business could adversely affect the development, functionality, and commercial value of our products.

GOVERNMENT REGULATION

We are subject to extensive regulation, and compliance with existing or future laws and regulations may require us to incur substantial expenditures or require us to make product recalls. New regulations or regulatory-based claims could adversely affect our business. We are subject to a broad range of federal, state, local and foreign laws and regulations intended to protect public health and the environment. Food production and marketing are highly regulated by a variety of federal, state, local, and foreign agencies. Changes in laws or regulations that impose additional regulatory requirements on us could increase our cost of doing business or restrict our actions, causing our results of operations to be adversely affected. In addition, we advertise our products and could be the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations and of new laws or regulations restricting our right to advertise products.  Our operations are also subject to regulation by various federal agencies, including the Alcohol and Tobacco Tax Trade Bureau, the Occupational Safety and Health Administration, the Food and Drug Administration and the Environmental Protection Agency, and by various state and local authorities. Such regulation covers virtually every aspect of our operations, including production facilities, marketing, pricing, labeling, packaging, advertising, water usage, waste water discharge, disposal of hazardous wastes and omissions and other matters. Violations of any of these laws and regulations may result in administrative, civil or criminal penalties being levied against us, permit revocation or modification, performance of environmental investigatory or remedial activities, voluntary or involuntary product recalls, or a cease and desist order against operations that are not in compliance. These laws and regulations may change in the future and we may incur material costs in our efforts to comply with current or future laws and regulations or to affect any product recalls. These matters may have a material adverse effect on our business.

IF Z TRIM’S PRODUCTS DO NOT SATISFY CERTAIN GOVERNMENTAL REGULATIONS,  Z TRIM  MAY BE  UNABLE TO OBTAIN  REGULATORY  APPROVAL  OR MAY BE REQUIRED TO OBTAIN MULTIPLE LICENSES TO SELL OUR PRODUCTS.

Z Trim has self-certified that all components of its products are generally recognized as safe or GRAS according to the U.S. Food and Drug Administration regulations.  A GRAS  designation  exempts the products from premarket approval by the FDA. Inr response to a recent General Accounting office (GAO) report critical of the FDA’s oversight, the FDA indicated that it is actively considering seteps it can take under current laws to improve premarket authorization from the FDA. Should the products  lose  their GRAS designation,  our products  will be regulated including pre market authorization from the FDA, as food additives subject to additional regulation. Developments of the data needed for an application for pre market authorization is costly and time consuming and there is no assurance  that Z Trim  would  be  able to successfully  obtain or  maintain FDA pre market approval.

WE ARE SUBJECT TO PERIODIC LITIGATION AND OTHER REGULATORY PROCEEDINGS, WHICH COULD RESULT IN UNEXPECTED EXPENSE OF TIME AND RESOURCES.

We are a defendant from time to time in lawsuits and regulatory actions relating to our business, including litigation brought by former employees. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have an adverse impact on our business, financial condition and results of operations. In addition, any significant litigation in the future, regardless of its merits, could divert management’s attention from our operations and result in substantial legal fees.
.

MARKET RISKS

OUR STOCK IS NO LONGER LISTED ON THE AMERICAN STOCK EXCHANGE AND NOW TRADES IN THE OTC BULLETIN BOARD.

Since our common stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. Being a penny stock also could limit the liquidity of our common stock and limit the coverage of our stock by analysts.  The OTC Bulletin Board generally provides less liquidity than Amex and the Pink Sheets generally provide less liquidity than the OTC Bulletin Board.  Stocks trading on both the OTC Bulletin Board and the Pink Sheets may be very thinly traded and highly volatile, and quotations for Pink Sheet companies are generally very difficult to obtain, if available at all.  Therefore, should the Company’s stock be quoted on the Pink Sheets, holders of the Company’s common stock may be unable to sell their shares at any price, whether or not such shares have been registered for resale.  A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common shares at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common shares, significant sales of our common shares, or the expectation of these sales, could cause our share price to fall. Also, as a result of the Company’s withdrawal from Amex, the Company will not be required to seek, and will, generally, not seek, shareholder approval in connection with its equity offerings.  Since our common stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. Being a penny stock also could limit the liquidity of our common stock and limit the coverage of our stock by analysts.

THE FLUCTUATION IN OUR STOCK PRICE MAY RESULT IN A DECLINE IN THE VALUE OF YOUR INVESTMENT.

The price of our common stock may fluctuate widely, depending upon many factors, including the differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, short selling of our stock in the market, changes in general economic or market conditions and broad market fluctuations. Companies that experience volatility in the market price of their securities often are subject to securities class action litigation. This type of litigation, if instituted against us, could result in substantial costs and divert management's attention and resources away from our business.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

Certain of our shareholders are and, from time to time, others may become eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a shareholder, who is not an affiliate of the Company and who has satisfied a six-month holding period as to the shares of Common Stock owned,  may sell those shares, under Rule 144,  if there is current information publicly available concerning the Company. Rule 144 also permits the sale of securities, without any conditions, by our shareholders that are non-affiliates that have satisfied a one-year holding period. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of the Common Stock.

WE MAY NEED ADDITIONAL FUNDING. THE ISSUANCE OF ADDITIONAL SECURITIES IN CONNECTION WITH SUCH FUNDING AND THE ISSUANCE OF THE COMMON STOCK UPON EXERCISE OR CONVERSION AND IN PAYMENT OF DIVIDENDS AND INTEREST ON THE PREFERRED AND ON OUTSTANDING CONVERTIBLE SECURITIES COULD RESULT IN PRICE REDUCTIONS IN OUTSTANDING SECURITIES AND SUBSTANTIAL DILUTION.

We may need additional equity funding to provide the capital to achieve our objectives. Additional sales of substantial amounts of the Common Stock and securities convertible into our Common Stock could reduce the market price for the Common Stock. Such equity issuance would cause a substantially larger number of shares to be outstanding, thereby diluting the ownership interest of our existing shareholders. In addition, public sales of substantial amounts of the Common Stock after this offering could reduce the market price for the Common Stock. If we raise capital in the future by issuing additional equity securities, investors may experience a decline in the value of their securities.
We are authorized to issue up to 200,000,000 shares of our Common Stock, of which 8,393,971were outstanding at the close of business on March 17, 2011, and 10,000,000 shares of preferred stock, of which 969,858were outstanding at the close of business on March 17, 2010. Our Articles of Incorporation (as amended to date) gives our Board of Directors authority to issue the undesignated shares of preferred stock with such designations, rights, preferences and limitations as the Board may determine. The Board has designated 5 Million shares of a  Series A Convertible Preferred Stock but has not current intention of issues any of the Series A Preferred Stock.  The aggregate number of shares issuable pursuant to outstanding warrants, including those issued in connection with the Notes and Series I Preferred Stock is 18,709,860 and pursuant to outstanding options is approximately 5,303,535 shares.  At March 17,2011,  we also had approximately 16,271,834 shares of our Common Stock reserved for future stock options under our 2004 Equity Incentive Plan.  The issuance of shares of our Common Stock upon conversion of the Series I Preferred Stock, the 2008 Notes or the 2009 Notes, exercise of the Warrants and exercise of outstanding options and warrants, or in other transactions would cause dilution of existing shareholders’ percentage ownership of the Company. Holders of our Common Stock do not have preemptive rights, meaning that current shareholders do not have the right to purchase any new shares in order to maintain their proportionate ownership in the Company. Such stock issuances and the resulting dilution could also adversely affect the price of our Common Stock. We also entered into registration rights agreements in connection with the Notes pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the Notes, Series I Preferred Stock and the Warrants.

 BRIGHTLINE VENTURES I LLC BENEFICIALLY OWNS MORE THAN 60% OF OUR COMMON STOCK. UPON REGISTRATION UNDER THE SECURITIES ACT OF 1933, THESE SHARES WILL BE GENERALLY AVAILABLE FOR RESALE IN THE PUBLIC MARKET.
Brightline Ventures I, LLC (“Brightline”) purchased 381.25 Units consisting of 2009 Notes in the aggregate principal amount of $3,812,500. The 2009 Notes are initially convertible, at a $1.00 per share, into 3,812,500 shares of our Common Stock. Brightline also acquired Warrants exercisable over a five year period for 5,718,750 shares of our Common Stock at $1.50 per share. In connection therewith the Company agreed to use it best efforts to nominate a designee of Brightline to our Board. At the December 2009 Annual Meeting of our shareholders Edward Smith III was elected to our Board.  In connection with the purchase of the Units the Company granted Brightline registration rights with respect to the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants. Between June 2010 and December 2010 Brightline purchased 439.529 Units of our Series I Preferred stock consisting of 879,058 shares of the Series I Preferred Stock convertible into 4,395,291 shares of our common stock a an initial conversion price of  $1.00 per share  and warrants to purchase 6,592,937 shares of our Common stock at $1.50 per share.

OUR STOCK PRICE MAY DROP UNEXPECTEDLY DUE TO SHORT SELLING OF OUR COMMON STOCK IN THE MARKET.

Regulation SHO began on January 3, 2005 and was adopted to update short sale regulation in light of numerous market developments since short sale regulation was first adopted in 1938. We have experienced and may continue to experience unexpected declines in our stock price due to manipulation of the market by individuals who profit by short selling our common stock. Short selling occurs when an individual borrows shares from an investor through a broker and then sells those borrowed shares at the current market price. The “short seller” profits when the stock price falls because he or she can repurchase the stock at a lower price and pay back the person from whom he or she borrowed, thereby making a profit. We cannot assure you that short sellers will not continue to drive the stock price down in the future, causing decline in the value of your investment.

THE TRADING PRICE OF THE COMMON STOCK IS VOLATILE, WHICH COULD CAUSE THE VALUE OF AN INVESTMENT OUR SECURITIES TO DECLINE.

The market price of our common stock has in the past been highly volatile. In fiscal 2008, our Common Stock traded in the range of $14.40 to $0.60 per share; in fiscal 2009, our Common Stock traded in the range of $2.20 to $0.25 per share and in fiscal 2010 our Common Stock traded in the range of $1.95 to $0.60 per share. In the first quarter of 2011 our stock traded in the rage of $1.50 to $0.89. This volatility is likely to continue for the foreseeable future. Factors affecting potential volatility include:

•	developments and resolution of current litigation that we are a party to;
•	our cash resources and our ability to obtain additional funding;
•	announcements of private or public sales of securities
•	announcements by us or a competitor of business development or exhibition projects;
•	our entering into or terminating strategic business relationships;
•	changes in government regulations;
•	changes in our revenue or expense levels;
•	fluctuations in operating results and general economic and other external market factors
•	negative reports on us by security analysts;
•	announcements of new products or technologies by us or our competitors.

The occurrence of any of these events may cause the price of the Common Stock to fall. In addition, the stock market in general has experienced volatility that often has been unrelated to the operating performance or financial condition of individual companies. Any broad market or industry fluctuations may adversely affect the trading price of our Common Stock, regardless of operating performance or prospects.

THE IMPLEMENTATION OF CURRENT ACCOUNTING STANDARDS RELATED TO STOCK BASED COMPENSATIONS HAS REDUCED AND MAY CONTINUE TO REDUCE OUR REPORTED EARNINGS, WHICH COULD RESULT IN A DECLINE IN OUR STOCK PRICE.

As part of our compensation to employees, directors and consultants, we issue equity awards, primarily in the form of stock options and warrants. Many of the companies within our industry and with whom we compete for skilled employees use stock-based compensation as a means to attract personnel, although not all do and many do not issue the same level of awards.  As a result, the impact of the January 1, 2006 implementation of current accounting standards related to stock based compensation may be more significant for us as compared to other companies. In addition, if we unexpectedly hire additional employees or acquire another company, the impact of the implementation of SFAS No. 123R may be more significant for us than previously forecasted. To the extent investors believe the costs incurred for current accounting standards related to stock based compensation by the Company are higher than those incurred by other companies, our stock price could be negatively impacted.

WE DO NOT PLAN TO PAY DIVIDENDS TO HOLDERS OF COMMON STOCK.

We do not anticipate paying cash dividends to the holders of the Common Stock at any time. Moreover, our outstanding 2008 Notes , 2009 Notes and Series I Preferred Stock prohibit the payment of dividends on any capital stock without the consent of the holders of the notes and the Series I Preferred Stock.  Accordingly, investors must rely upon subsequent sales after price appreciation as the sole method to realize a gain on investment. There are no assurances that the price of Common Stock will ever appreciate in value. Investors seeking cash dividends should not buy our securities.

OFFERING RISKS

AN INVESTMENT IN THE UNITS IS SPECULATIVE AND THERE CAN BE NO ASSURANCE OF ANY RETURN ON ANY SUCH INVESTMENT.

An investment in the Company will be subject to substantial risks, including the risk of losing the entire investment.

THERE IS NO PUBLIC MARKET FOR THE UNITS AND THERE ARE SIGNIFICANT RESTRICTIONS ON THEIR TRANSFERABILITY.

The offer and sale of the Units is being made without registration under state and federal securities laws in reliance upon the “private offering” exemption of Section 4(2) and/or Rule 506 of Regulation D under the Securities Act as well as available exemptions under applicable state securities laws.  The Series II Preferred Stock, Common Stock, the Warrants and the Common Stock underlying the Series II Preferred Stock and the Warrants will all be “restricted securities” under the Securities Act and cannot be resold or otherwise transferred unless they are registered under the Securities Act (which registration is required under the Registration rights Agreement)and any applicable state securities laws or are transferred in a transaction exempt from such registration.  Rule 144 promulgated under the Securities Act of 1933 provides a safe harbor for sales of restricted securities. Purchasers, who are not affiliates of the Company will be able to sell their shares pursuant to Rule 144 after they have held the Common stock for at least 6 months provided that there is current public information concerning the Company available as required under the rule. Unless a cashless exercise is employed the six month period for shares issuable upon exercise of the warrants would not begin to run until after exercise and payment in full for the underlying shares of common stock.   In case of any proposed transfer you must notify the Company of your proposed transfer and, at the Company’s request, furnish the Company with an opinion of counsel reasonably satisfactory to it that your transfer will not require registration under the Securities Act.  The Securities will contain a legend stating these restrictions on transfer and any legends required by state securities laws.

Consequently, each investor’s ability to control the timing of the liquidation of his or her investment in the Company may be restricted.  Investors should be prepared to hold their Notes, Warrants and Common Stock underlying the Notes and Warrants for an indefinite period of time.

THE OFFERING PRICE OF THE UNITS HAS BEEN ARBITRARILY DETERMINED BY THE COMPANY MAY NOT BE INDICATIVE OF OUR ACTUAL VALUE OR THE VALUE OF OUR COMMON STOCK.

The price of the Units bears no relationship to the assets, book value, net worth or any other recognized criteria of our value, other than the value per share of our Common Stock as quoted on the OTCBB.  The offering price should not be considered as an indication of our actual value or the value of our Common Stock.

WE WILL HAVE BROAD DISCRETION IN USING THE NET PROCEEDS FROM THIS OFFERING.

We will use the proceeds from this Offering for working capital, general corporate purposes and as necessary to pay the 2008 Notes and the 2009 Notes maturing in 2011.  As such, we will have sole discretion in determining the specific uses of the net proceeds we receive as a result of this Offering.  Investors will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds we receive as a result of this Offering.  Thus, prospective investors will purchase Units without any assurance that we will utilize the proceeds in an effective manner, in a manner with which prospective investors agree or in a manner to meet our ongoing working capital needs.

OUR COMMON STOCK IS  SUBJECT TO THE PENNY STOCK RULES.

The term “penny stock” generally refers to low-priced, speculative securities of very small companies.  Before a broker-dealer can sell a penny stock, SEC rules require the broker-dealer to first approve the customer for the transaction and receive from the customer a written agreement to the transaction.  The broker-dealer must furnish the customer a document describing the risks of investing in penny stocks.  The broker-dealer must tell the customer the current market quotation, if any, for the penny stock and the compensation the broker-dealer and its broker will receive for the trade.  Finally, the broker-dealer must send monthly account statements showing the market value of each penny stock held in the customer’s account.  These requirements make penny stocks more difficult to trade.  Because the Common Stock is subject to the penny stock rules, the market liquidity of the Common Stock may be adversely affected.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

Certain of our shareholders are, and others may become eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder who has satisfied a six-month holding period may, if there is current public information available concerning the Company, sell shares of the Common stock. After the securities have been held and fully paid for a period of not less than 12 months no conditions would apply to the resale by non affiliates. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of Shares purchased in this Offering) may have a material adverse effect on the market price of the Common Stock.

THE PREFERRED STOCK AND WARRANTS INCLUDED IN THIS OFFERING ARE UNLISTED SECURITIES.

The Common Stock is currently traded on the OTC Bulletin Board and none of the Preferred Stock, Notes nor the Warrants are listed on any stock exchange or other trading system, and we do not plan to apply to list the Preferred Stock or Warrants on any exchange or on any trading system or stock exchange.  Thus, investors may be unable to liquidate their investment in the Preferred Stock or Warrants.

DIVIDEND PAYMENTS AND THE MANDATORY REDEMPTION ON THE SERIES I AND THE  SERIES II PREFERRED  IS DEFERRED AS LONG  AS THE 2008 AND 2009 NOTES ARE OUTSTANDING.

Any failure to pay dividends  or redeem the Series I Preferred or the Series II Preferred  due solely to the deferral provisions relating to the 2008 Notes and the 2009 Notes, including a deferral due to  an extension of the maturity dates on the Notes,  is not a default.